Exhibit 99.1

WHITING PETROLEUM CORPORATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is derived from the historical consolidated financial statements of Whiting Petroleum Corporation (“Whiting” or the “Company”) and has been adjusted to reflect the sale of the Company’s interests in certain oil and gas producing properties in the Fort Berthold Indian Reservation area located in Dunn and McLean counties of North Dakota as well as certain other related assets and liabilities (the “FBIR Properties”), effective September 1, 2017, for a cash purchase price of $500 million (before closing adjustments), resulting in a pre-tax loss on sale of $402 million.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2017 gives effect to the disposition of the FBIR Properties as if it had occurred on January 1, 2016.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statement. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma consolidated statement does not purport to represent what Whiting’s results of operations would have been had the disposition of the FBIR Properties actually occurred on the date indicated above, nor is it indicative of future results of operations. This unaudited pro forma consolidated financial statement should be read in conjunction with Whiting’s historical consolidated financial statements and related notes for the period presented.

WHITING PETROLEUM CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(in thousands, except per share data)

	Whiting Historical	Pro Forma Adjustments (Note 2)		Whiting Pro Forma
OPERATING REVENUES
Oil, NGL and natural gas sales	$1,007,023	$(81,796	)(a)	$925,227
OPERATING EXPENSES
Lease operating expenses	267,277	(22,203	)(a)	245,074
Production taxes	86,621	(7,635	)(a)	78,986
Depreciation, depletion and amortization	673,288	(48,001	)(b)	625,287
Exploration and impairment	63,793	(17,406	)(c)	46,387
General and administrative	92,644	—		92,644
Derivative loss, net	47,281	—		47,281
Loss on sale of properties	401,050	(401,788	)(d)	(738)
Amortization of deferred gain on sale	(9,757)	—		(9,757)

Total operating expenses	1,622,197	(497,033)		1,125,164

LOSS FROM OPERATIONS	(615,174)	415,237		(199,937)
OTHER INCOME (EXPENSE)
Interest expense	(143,641)	9,357	(e)	(134,284)
Loss on extinguishment of debt	(1,540)	—		(1,540)
Interest income and other	970	—		970

Total other expense	(144,211)	9,357		(134,854)

LOSS BEFORE INCOME TAXES	(759,385)	424,594		(334,791)
INCOME TAX BENEFIT
Current	(6,367)	—		(6,367)
Deferred	(313,634)	160,503	(f)	(153,131)

Total income tax benefit	(320,001)	160,503		(159,498)

NET LOSS	(439,384)	264,091		(175,293)
Net loss attributable to noncontrolling interest	14	—		14

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(439,370)	$264,091		$(175,279)

LOSS PER COMMON SHARE(1)
Basic	$(4.85)	$2.91		$(1.94)

Diluted	$(4.85)	$2.91		$(1.94)

WEIGHTED AVERAGE SHARES OUTSTANDING(1)
Basic	90,678			90,678

Diluted	90,678			90,678

(1)	All share and per share amounts have been retroactively adjusted to reflect the Company’s one-for-four reverse stock split on November 8, 2017.

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

WHITING PETROLEUM CORPORATION

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note 1. Basis of Presentation

On September 1, 2017, Whiting Petroleum Corporation (“Whiting” or the “Company”) completed the sale to RimRock Oil and Gas Williston, LLC (the “Buyer”) of Whiting’s interests in certain oil and gas producing properties in the Fort Berthold Indian Reservation area located in Dunn and McLean counties of North Dakota as well as certain other related assets and liabilities (the “FBIR Properties”), effective September 1, 2017, for a cash purchase price of $500 million (before closing adjustments). The Company used the net proceeds from the sale to repay a portion of the debt outstanding under its credit agreement.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2017 gives effect to the disposition of the FBIR Properties as if it had occurred on January 1, 2016.

The unaudited pro forma consolidated financial statement reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, however, actual results may differ from those reflected in this statement. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma consolidated statement does not purport to represent what Whiting’s results of operations would have been had the disposition of the FBIR Properties actually occurred on the date indicated above, nor is it indicative of future results of operations. This unaudited pro forma consolidated financial statement should be read in conjunction with the Company’s consolidated historical financial statements and related notes for the period presented.

Earnings/Loss Per Share—Basic earnings/loss per common share is calculated by dividing net income/loss attributable to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings/loss per common share is calculated by dividing adjusted net income/loss attributable to common shareholders by the weighted average number of diluted common shares outstanding, which includes the effect of potentially dilutive securities. Potentially dilutive securities for the diluted earnings per share calculations consist of unvested restricted stock awards, outstanding stock options and contingently issuable shares of convertible debt to be settled in cash, all using the treasury stock method. When a loss from continuing operations exists, all dilutive and potentially dilutive securities are anti-dilutive and are therefore excluded from the computation of diluted earnings per share.

Note 2. Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations

The following adjustments have been made to the accompanying unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2017:

(a)	Reflects the elimination of revenues and operating expenses of the FBIR Properties.

(b)	Reflects the elimination of depletion, depreciation and amortization expense related to the FBIR Properties.

(c)	Reflects the elimination of impairment expense recognized during the nine months ended September 30, 2017 related to i) leasehold amortization associated with unproved FBIR Properties and ii) write-downs of undeveloped acreage costs where Whiting had no future plans to drill.

(d)	Reflects the elimination of the loss on sale of the FBIR Properties as this non-recurring item is directly attributable to the sale and is not expected to have a continuing impact.

(e)	Reflects the reduction to interest expense associated with the repayment of $500 million in debt outstanding under Whiting’s credit agreement with the proceeds from the sale of the FBIR Properties.

(f)	Reflects the income tax effects of the pro forma adjustments presented, based on Whiting’s combined statutory tax rate of 37.8% that was in effect during the period for which the pro forma consolidated statement of operations has been presented.